EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of MediciNova, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 21, 2021

3D Investment Partners Pte. Ltd.

By:	/s/ Sai Fai Yip
Name: Sai Fai Yip
Title: Director

3D Opportunity Master Fund

By:	/s/ Sai Fai Yip
Name: Sai Fai Yip
Title: Director